UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 15, 2011 (Date of earliest event reported)
PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)
California	1-12609	94-3234914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market, Spear Tower, Suite 2400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip code)
415-267-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)
California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California		94177
(Address of principal executive offices)		(Zip code)
(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

Proceeding to Adopt New Safety and Reliability Regulations for Natural Gas Transmission and Distribution Pipelines

On March 15, 2011, Pacific Gas and Electric Company (“Utility”), a subsidiary of PG&E Corporation, filed a report with the California Public Utilities Commission (“CPUC”) in the rulemaking proceeding to adopt new safety and reliability regulations for natural gas transmission and distribution pipelines in California.  The report was filed in response to the CPUC’s order to (1) search its records for all as-built drawings, alignment sheets, and specifications, and all design, construction, inspection, testing, maintenance, and other related records, relating to pipeline system components (such as pipe segments, valves, fittings, and weld seams) for all of the Utility’s natural gas transmission pipelines located in class 3 and class 4 locations and class 1 and class 2 high consequence areas (“HCA”) that have not been subject to hydrostatic pressure testing to determine the pipeline’s maximum allowable operating pressure (“MAOP”) and (2) use the located records to determine the MAOP of these pipelines, based on the weakest section of the pipeline or component.  The CPUC issued this order following urgent safety recommendations made on January 3, 2011 by the National Transportation Safety Board (“NTSB”) while conducting its investigation of the September 9, 2010 natural gas pipeline accident in San Bruno, California (“San Bruno accident”).

The Utility has approximately 1,805 miles of gas transmission pipelines located in class 3 and class 4 locations and class 1 and class 2 HCA subject to the current records review and MAOP validation effort.  In January and February, 2011, the Utility notified the CPUC that the Utility’s first step in the massive undertaking would be to gather all pressure test records to determine which pipeline segments have had their MAOP established through pressure testing.  This first phase would narrow the pool of records to be searched and analyzed to those records relating to pipelines whose MAOP had not been determined through pressure testing.  The Utility’s employees and contractors have scanned and loaded  approximately 1.25 million records into an electronic database for analysis.  The Utility has contacted more than 37,000 current and former employees and contractors in an effort to determine whether they had any relevant documents that were not in the Utility’s possession.

On March 15, 2011, the Utility reported that it had been able to locate complete or partial records of pressure tests for approximately 1,200 miles of the 1,805 miles of pipelines, including pipelines whose MAOP was not required to be established through pressure-testing by state or federal regulations.  State regulations require pressure-testing for new pipelines placed into service after July 1, 1961, and federal regulations require pressure testing for new pipelines placed into service after July 1, 1970.  Federal and state regulations allow the MAOP for pipelines installed before July 1, 1970 to be determined by reference to the highest actual operating pressure of the pipeline from July 1, 1965 through June 30, 1970.  The Utility reported that it has located pressure-test records for about 91% of its post-July 1, 1961 pipelines covered by the CPUC’s order.  The Utility also reported that it has located records showing the calculation of the MAOP for approximately 455 miles of pre-July 1, 1970 pipelines based on the highest actual operating pressure on the pipeline.

Of the pipelines for which the Utility has not been able to locate a pressure-test record, the Utility has identified approximately 152 miles that have characteristics similar to the pipeline segment that ruptured in San Bruno (i.e., 24- to 36-inch double submerged arc-welded (“DSAW”) pipe installed before 1962 and greater than 24-inch seamless pipe installed before 1974).  The Utility plans to hydrostatically pressure test or replace these pipelines in 2011.  After this initial phase, the Utility will perform field work (including conducting in-line inspections with “smart pigs” and new camera inspection technologies) on an additional 435 miles of pipelines that have not been pressure-tested or that have potential issues identified by the pipeline industry.

The Utility supports the CPUC’s efforts to establish new pipeline safety and testing standards, including phasing out the use of historic operating pressure to establish the MAOP of pre-1970 pipelines.

In response to the Utility’s report, on March 16, 2011, the Executive Director of the CPUC sent a letter to the Utility stating that the Utility failed to comply with the CPUC’s order.  On the same day the CPUC issued a press release stating that the Utility refused to comply with the CPUC’s order and that the Utility’s willful noncompliance may put public safety at risk.  It also stated that the CPUC staff may recommend that the CPUC's Commissioners consider imposing fines and penalties against the Utility for deliberate noncompliance.  The CPUC has added to the agenda for action at the CPUC’s March 24, 2011 meeting whether to issue an order to show cause (“OSC”) why the Utility should not be found in contempt and why penalties should not imposed for failure to comply with the CPUC’s order.  The draft OSC states that the Utility presented substantial evidence that it searched for and obtained records of pressure testing for 1,210 miles of the 1,805 miles of HCA pipeline, but that the Utility did not present evidence that it “aggressively and diligently searched” as-built drawings and other records to obtain traceable, verifiable, and complete pipeline records upon which to determine a valid MAOP for pipelines without records of pressure testing.  The draft OSC proposes to set a hearing on the OSC for March 28, 2011. The Utility does not believe that it has willfully violated the CPUC’s order and intends to provide additional information to the CPUC as the Utility continues its records search and analysis, including making a supplemental filing on or about March 21, 2011.

PG&E Corporation and the Utility are unable to predict the outcome of this matter.  If the CPUC finds that the Utility violated the CPUC’s order, the CPUC may impose penalties of up to $20,000 per day per violation.  If the CPUC also finds the Utility to be in contempt, it may impose appropriate punishment, including monetary penalties.  According to the CPUC, fines could amount to $1 million a day or more.

CPUC Investigation With Respect to the Utility’s Facilities Records for its Natural Gas Transmission System Pipelines

On March 17, 2011, a pre-hearing conference was held in the CPUC’s investigation and enforcement proceeding pertaining to safety recordkeeping for the Utility’s gas transmission pipeline that ruptured in the San Bruno accident, as well as for its entire gas transmission system.  The administrative law judge ruled at the conference that the Utility must respond by June 18, 2011 to several directives contained in the CPUC’s February 24, 2011 order instituting the investigation to provide information about:

•	the Utility’s natural gas transmission policies and practices for maintaining and retaining technical and operational documents since 1955,
•
actions taken by the Utility between 1955 and September 8, 2010 to promote safety on its entire gas transmission pipeline system and, in particular, with respect to the pipeline that ruptured in San Bruno, including the date of each such action or procedure,

•	safety risk assessments, and
•	the date and circumstances of all gas pipe weld defects and failures.

By April 18, 2011, the Utility will provide its response to the other CPUC directives related to the San Bruno accident.  On March 11, 2011, in response to another directive, the Utility informed the CPUC that the Utility agrees to pay the CPUC’s costs incurred in the investigation, including costs to pay CPUC staff and the costs of independent consultants retained by the CPUC.  At the pre-hearing conference, the assigned CPUC Commissioner made clear that only the CPUC’s staff costs of its investigation will be considered in this proceeding and that the costs of pipeline testing, pipe replacement and other costs will be considered in the rulemaking proceeding discussed above.

The first phase of the CPUC’s investigation will be limited to (1) whether the Utility’s gas transmission pipeline recordkeeping and its knowledge of its own gas transmission system (and, in particular, the San Bruno pipeline) were deficient and unsafe, and (2) whether the Utility thereby violated applicable law and safety standards.  If the CPUC determines that the Utility violated safety law standards with respect to its gas system recordkeeping, the CPUC will schedule a later phase or phases to determine whether penalties are warranted, and if so the amount of such penalties.  It is anticipated that after a second pre-hearing conference is held during the week of May 9, 2011, the administrative law judge will set the procedural schedule.

PG&E Corporation and the Utility are unable to predict the outcome of the investigation.  If the CPUC finds that the Utility violated safety law standards with respect to its gas system recordkeeping, the CPUC is authorized to impose penalties of up to $20,000 per day per violation.  PG&E Corporation’s and the Utility’s financial condition, results of operations, and cash flows could be materially adversely affected if the Utility were required to pay a material amount of penalties or if the Utility were required to incur a material amount of costs that it cannot recover through rates.

2011 Gas Transmission and Storage Rate Case

On March 15, 2011, a proposed decision was issued in the Utility’s 2011 Gas Transmission and Storage (“GT&S”) rate case pending at the CPUC.  The proposed decision, if adopted by the CPUC, would approve the settlement agreement, known as the Gas Accord V Settlement Agreement (“Gas Accord V”), entered into among the Utility and other parties to determine the rates and terms and conditions of the Utility’s gas transmission and storage services for a four-year period beginning January 1, 2011.  The proposed decision also would resolve in the Utility’s favor several objections raised by the other two California gas utilities.

If the proposed decision is approved, the Utility’s 2011 natural gas transmission and storage revenue requirement would be $514 million, an increase of $52 million over the 2010 adopted revenue requirement.  With attrition increases, the Utility’s revenue requirements for 2012, 2013 and 2014 would be $541 million, $565 million, and $582 million, respectively.  The Utility also would be authorized to recover (through natural gas transmission and storage rates) revenue requirements for other costs, such as the cost of electricity used to operate natural gas compressor stations and other costs, that are determined in the Utility’s 2011 General Rate Case or other Utility regulatory proceedings.  If approved, customer rates for the remainder of 2011 would be adjusted to allow the Utility to recover the authorized revenue requirements from January 1, 2011.

The proposed decision also would require the Utility to file a semi-annual safety report, beginning August 1, 2011, with the CPUC’s Energy Division and the CPUC’s Consumer Protection and Safety Division to provide details about the Utility’s use of funds budgeted for pipeline safety, reliability and integrity projects and activities, including an explanation of whether the Utility has under-spent or over-spent funds. The reports will provide CPUC staff with the necessary details to: (1) monitor what storage and pipeline-related safety, reliability and integrity capital projects and maintenance activities are being undertaken by the Utility and the amounts spent on such activities, (2) determine whether projects that have been identified by the Utility with high risk assessments are being carried out or whether other higher risk projects have been undertaken instead, (3) determine the Utility’s rationale for reprioritization of projects, and (4) monitor the status of the Utility’s compliance with federal regulations.

The proposed decision notes that the CPUC expects to issue a separate decision in the “safety phase” of the GT&S rate case proceeding shortly. This decision would address safety-related concerns involving actions that can be taken during the rate cycle period covered by the GT&S rate case to help ensure that safe and reliable gas service will be provided to the Utility’s customers in the coming years using the equipment and facilities funded by the revenue requirement to be authorized in the GT&S rate case.

PG&E Corporation and the Utility anticipate that the CPUC will issue a final decision regarding the Gas Accord V and a final decision in the safety phase before the end of the second quarter of 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: March 21, 2011	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: March 21, 2011	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary